Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Location of the Extraordinary General Shareholders’ Meeting

Oi S.A. (the “Company”) hereby confirms to its shareholders and the market in general that the extraordinary general meeting of its shareholders to be held on March 27, 2014 will take place at the Company’s headquarters, at Rua do Lavradio No. 71, Centro, in the city and State of Rio de Janeiro, Brazil, at 10:00 a.m. (the “Shareholders’ Meeting”), in accordance with the Call Notice to the Shareholders’ Meeting published on February 21, 2014.

The referred to Call Notice, as well as documentation related to the matters on the Agenda of the Shareholders’ Meeting, are available for examination by shareholders at the Company’s headquarters and on its investor relations website (www.oi.com.br/ri), as well as through the website of the Brazilian Securities Regulator (Comissão de Valores Mobiliários, the “CVM”) (www.cvm.gov.br), in accordance with CVM Instruction 481/09.

Rio de Janeiro, March 26, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer